Exhibit 1.1

RESOLUTION OF THE SHAREHOLDERS

OF

SPARTAN GOLD LTD.

The following is a true copy of the resolution duly adopted by the Majority of the Shareholders of the Corporation at a special meeting, notice to this meeting having been waived, held at13520 Oriental St Rockville, Maryland this 2nd day of December, 2010

WHEREAS there has been presented to and considered by this meeting a Motion elect a new Board of Directors of the company, the Resignation of David E. Price hereby being accepted;

NOW THEREFORE BE IT RESOLVED that the majority of shareholders having considered this matter, and having opened the floor to all those who voice a preference in the issue and pursuant to NRS 78.320, have decided unanimously and RESOLVED that:

The new Board of Directors shall, commencing immediately, consist of,

Malcolm Stevens
Mihailo (Mick) Gavrilovic
William H. Whitmore Jr.

Said Motion is hereby passed and the corporate books, records and the Company shall file this Resolution in the corporate records.

DATED: December 2nd, 2010.

/s/ David E. Price
David E. Price, Esq.; on behalf of Magic Grace, Inc; Majority Holder